Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-14857 pertaining to the 2007 Equity Incentive Plan of Learning Tree International, Inc., Form S-8 No. 333-32062 pertaining to the 1999 Stock Option Plan of Learning Tree International, Inc., and Form S-8 No. 333-103372 pertaining to the Amended and Restated 1999 Stock Option Plan of Learning Tree International, Inc., of our report dated April 23, 2007, with respect to the fiscal year 2006 consolidated financial statements of Learning Tree International, Inc., included in this Annual Report (Form 10-K) for the year ended October 3, 2008.

/s/ Ernst & Young LLP

McLean, Virginia
December 8, 2008